Exhibit 99.1

Western Union Appoints Finance Executive Julie Cameron-Doe to its

Board of Directors

DENVER, December 12, 2023 – The Western Union Company (NYSE: WU) today announced the appointment of Julie Cameron-Doe to the Company’s Board of Directors, effective December 12.

“Julie’s breadth of finance experience, her inspiring leadership style and growth mindset will serve as great assets as we continue to progress through this period of accelerated transformation,” said Devin McGranahan, President and CEO, Western Union. “As we drive toward sustainable growth, we believe that Julie’s seasoned expertise in both public and private companies will be crucial in support of our next chapter to expand our value propositions for the aspiring populations of the world.”

Ms. Cameron-Doe brings a wealth of knowledge in business strategy and finance to the Western Union Board. She currently serves as Chief Financial Officer of Wynn Resorts, Limited, supporting the company’s expansion into new international and domestic markets, while developing and leading strategies focused on revenue diversification.

Prior to joining Wynn Resorts, she served as the Chief Financial Officer of Aristocrat Leisure Limited, helping lead the company to significant growth in market capitalization through a combination of organic and inorganic strategies. She also held financial roles of varying degree and increasing responsibility with Orbitz, International Master Publishers, and The Walt Disney Company.

“It is an honor to join the Board of a brand with the history, credibility and level of social impact that Western Union possesses,” said Ms. Cameron-Doe. “Throughout my career, I’ve focused strategically on the intersection between brand trust, which is always built one interaction at a time, and resulting increases in brand value and revenue. I’m excited that Western Union shares a similar focus and look forward to working with Devin and the Board to advance the company’s Evolve 2025 strategy."

Ms. Cameron-Doe will serve on both the Audit and Compliance Committees of the Board, also effective December 12.

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About Western Union

The Western Union Company (NYSE: WU) is committed to helping people around the world who aspire to build financial futures for themselves, their loved ones and their communities. Our leading cross-border, cross-currency money movement, payments and digital financial services empower consumers, businesses, financial institutions and governments—across more than 200 countries and territories and nearly 130 currencies—to connect with billions of bank accounts, millions of digital wallets and cards, and a global footprint of hundreds of thousands of retail locations. Our goal is to offer accessible financial services that help people and communities prosper. For more information, visit www.westernunion.com.

Media Contact:
Brad Jones, Western Union, Bradley.Jones@WU.com